Exhibit 99.1

Tallgrass Energy Partners Announces the Extension and Enhancement of Its $1.75 Billion Revolving Credit Facility
LEAWOOD, Kan.-(BUSINESS WIRE)-Tallgrass Energy Partners, LP (NYSE:TEP) today announced that it has entered into a $1.75 billion Second Amended and Restated Credit Agreement with Wells Fargo Bank, as administrative agent and collateral agent, and a syndicate of lenders (the "Amended Credit Agreement"). The Amended Credit Agreement amends and restates TEP's existing revolving credit facility and extends the maturity date from May 13, 2018 to June 2, 2022.
“The additional flexibility and reduced pricing provided in this amended credit facility is a direct result of TEP’s exceptional financial performance over the past four years and its conservative balance sheet,” said Executive Vice President and CFO, Gary J. Brauchle. “We continue to appreciate the confidence of our supportive lending banks.”
The Amended Credit Agreement, among other things, (i) reduces the interest rate and relaxes certain covenants, including by increasing certain applicable limits and baskets and (ii) provides that, if and when TEP achieves certain specified credit ratings (including an investment grade rating by at least one ratings agency), the liens securing the Amended Credit Agreement will be automatically released, certain restrictive covenants will be significantly relaxed or cease to apply and the applicable margin for both base rate and Eurodollar rate loans and the commitment fee on the unused committed amount will be reduced by specified amounts.
About Tallgrass Energy
Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.
Contacts

Tallgrass Energy Partners, LP
Investor Relations
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
media.relations@tallgrassenergylp.com